Exhibit 99.1
SWEET SPOT PRODUCTIONS, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Stockholders
Sweet Spot Productions, Inc.
We have audited the accompanying balance sheets of Sweet Spot Productions, Inc. (the “Company”) as of October 31, 2008 and 2009, and the related statements of operations, stockholders’ deficit, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company was not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sweet Spot Productions, Inc. as of October 31, 2008 and 2009, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.
The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 of the financial statements, the Company has negative working capital, has suffered losses and has experienced declines in revenues. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans with respect to these matters are also discussed in Note 2. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ dbbmckennon
Newport Beach, California
May 20, 2010

SWEET SPOT PRODUCTIONS, INC.
BALANCE SHEETS

	October 31,		January 31,
	2008	2009	2010
			(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$—	$10,660	$62,641
Accounts receivable, net	38,165	12,618	28,761
Prepaid expenses and other current assets	5,912	—	—

Total current assets	44,077	23,278	91,402

Property and equipment, net (Note 3)	47,894	29,071	24,149

Total assets	$91,971	$52,349	$115,551

Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$3,567	$1,364	$58,185
Accrued liabilities — related party	—	18,014	27,014
Deferred revenue	—	4,401	1,956

Total current liabilities	3,567	23,779	87,155

Deferred tax liability	7,790	5,085	5,085
Tax contingency reserve	199,188	217,110	220,374

Total liabilities	210,545	245,974	312,614

Commitments and contingencies (Note 4)

Stockholders’ deficit (Note 5):
Common stock — no par value; 1,000,000 shares authorized, issued, and outstanding	12,500	12,500	12,500
Accumulated deficit	(131,074)	(206,125)	(209,563)

Total stockholders’ deficit	(118,574)	(193,625)	(197,063)

Total liabilities and stockholders’ deficit	$91,971	$52,349	$115,551

See notes to accompanying financial statements

SWEET SPOT PRODUCTIONS, INC.
STATEMENTS OF OPERATIONS

	Years Ended		Quarters Ended
	October 31,		January 31,
	2008	2009	2009	2010
			(Unaudited)

Revenue	$1,108,435	$413,793	$230,014	$128,986
Cost of revenue	926,191	304,009	180,384	57,880

Gross profit	182,244	109,784	49,630	71,106

Operating expenses:
Selling and marketing	102,331	44,248	17,394	9,222
General and administrative	252,248	127,870	39,404	62,008

Total operating expenses	354,579	172,118	56,798	71,230

Loss from operations	(172,335)	(62,334)	(7,168)	(124)

Other income	31	2,500	—	750

Loss before provision for income taxes	(172,304)	(59,834)	(7,168)	626

Provision for income taxes	69,881	15,217	2,425	4,064

Net loss	$(242,185)	$(75,051)	$(9,593)	$(3,438)

See notes to accompanying financial statements

SWEET SPOT PRODUCTIONS, INC.
STATEMENT OF STOCKHOLDERS’ DEFICIT
YEARS ENDED OCTOBER 31, 2008 AND 2009 AND QUARTER ENDED JANUARY 31, 2010

	Common Stock		Retained	Stockholders’
	Shares	Amount	Earnings	Equity (Deficit)
Balances as of November 1, 2007	1,000,000	$12,500	$111,111	$123,611
Net loss	—	—	(242,185)	(242,185)

Balances as of October 31, 2008	1,000,000	12,500	(131,074)	(118,574)

Net loss	—	—	(75,051)	(75,051)

Balances as of October 31, 2009	1,000,000	12,500	(206,125)	(193,625)

Net loss (unaudited)	—	—	(3,438)	(3,438)

Balances as of January 31, 2010 (unaudited)	1,000,000	$12,500	$(209,563)	$(197,063)

See notes to accompanying financial statements

SWEET SPOT PRODUCTIONS, INC.
STATEMENTS OF CASH FLOWS

	Years Ended		Quarters Ended
	October 31,		January 31,
	2008	2009	2009	2010
			(Unaudited)

Cash flows from operating activities
Net loss	$(242,185)	$(75,051)	$(9,593)	$(3,438)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	19,416	19,596	5,003	4,922
Provision for bad debt	10,000	4,300	—	—
Deferred tax liability	(2,860)	(2,705)	—	—
Deferred tax contingency	70,947	17,922	2,425	3,264
Changes in operating assets and liabilities:
Accounts receivable	73,132	21,246	22,222	(16,143)
Prepaid expenses and other current assets	98,650	5,912	5,912	—
Accounts payable	(1,767)	(2,188)	2,368	56,820
Accrued liabilities — related party	—	18,000	—	9,000
Deferred revenue	(26,416)	4,401	3,278	(2,444)

Net cash provided by (used in) operating activities	(1,083)	11,433	31,615	51,981

Cash flows from investing activities
Purchases of property and equipment	(1,372)	(773)	(20)	—

Net cash used in investing activities	(1,372)	(773)	(20)	—

Net increase (decrease) in cash and cash equivalents	(2,455)	10,660	31,595	51,981
Cash and cash equivalents at beginning of the period	2,455	—	—	10,660

Cash and cash equivalents at end of period	$—	$10,660	$31,595	$62,641

*	Cash paid for income taxes and interest was insignificant during the periods presented.
See notes to accompanying financial statements

SWEET SPOT PRODUCTIONS, INC.
NOTES TO FINANCIAL STATEMENTS
Note 1 — Nature of the Business
Sweet Spot Productions, Inc. (“Sweet Spot” or the “Company”) is a California corporation which was formed on September 6, 2006. The Company conducts its operations primarily from facilities located in Los Angeles, California.
The Company is an interactive agency providing production services for trailers and television spots for the motion picture and video gaming markets. The Company will commence other services within the entertainment industry upon merger with Sycamore films as described in Note 7.
Note 2 — Summary of Significant Accounting Policies
Basis of Presentation
The Company has sustained losses, has declining revenues in recent periods and has negative working capital as of January 31, 2010. The Company’s ability to continue as a going concern is dependent upon obtaining additional capital and generating positive cash flows from operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management intends to seek additional capital either through debt or equity offerings and is attempting to increase sales volume. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.
Unaudited Interim Financial Information
The accompanying balance sheet as of January 31, 2010, the statements of operations and cash flows for the quarters ended January 31, 2009 and 2010, and the statement of stockholders’ equity (deficit) for the quarter ended January 31, 2010 are unaudited. The unaudited interim financial statements have been prepared on the same basis as the annual financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the Company’s financial position, results of operations and cash flows for the quarters ended January 31, 2009 and 2010. The financial data and other information disclosed in these notes to the financial statements related to the quarterly periods are unaudited. The results of the quarter ended January 31, 2010 are not necessarily indicative of the results to be expected for the year ending October 31, 2010 or for any other interim period or for any other future year.
Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the dates of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Assets and liabilities which are subject to significant judgment and use of estimates include the determination of receivables and deferred revenue, allowance for doubtful accounts, valuation allowances with respect to recoverability of long-lived assets, useful lives associated with property and equipment, and potential tax liabilities. On an ongoing basis, management evaluates its estimates compared to historical experience and trends, which form the basis for making judgments about the carrying value of assets and liabilities.

Fair Value of Financial Instruments
Effective November 1, 2008, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 157, Fair Value Measurements, which has been codified into Accounting Standards Codification (“ASC”) 820 (“ASC 820”). This standard defines fair value, establishes a framework for measuring fair value, establishes a fair value hierarchy based on the quality of inputs used to measure fair value and enhances disclosure requirements for fair value measurements. The implementation of this guidance did not change the method of calculating the fair value of assets or liabilities. The primary impact from adoption was additional disclosures. The portion of this guidance that defers the effective date for one year for certain non-financial assets and non-financial liabilities measured at fair value, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis, was implemented November 1, 2009, and did not have an impact on the Company’s results of operations, cash flows, or financial position.
Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. ASC 820 describes a fair value hierarchy based on three levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value which are the following:
•	Level 1—Quoted prices in active markets for identical assets or liabilities.

•
Level 2—Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•	Level 3—Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.
As of October 31, 2009 and January 31, 2010, the Company did not have Level 1, 2, or 3 financial assets, nor did it have any financial liabilities.
The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable, and accrued liabilities approximate fair value because of the short-term maturity of these items.
Concentrations of Credit Risk
Cash and Cash Equivalents
The Company, at times, maintains cash balances at financial institutions in excess of amounts insured by United States government agencies or payable by the United States government directly. The Company places its cash and cash equivalents with high credit quality financial institutions.

Accounts Receivable, Allowance for Doubtful Accounts and Concentrations
The Company provides credit to customers throughout the United States. In these instances, the Company performs limited credit evaluations of its customers and does not obtain collateral with which to secure its accounts receivable. Accounts receivable, if any, are reported net of an allowance for doubtful accounts, which is management’s best estimate of potential credit losses. The Company’s allowance for doubtful accounts is based on historical experience, but management also takes into consideration customer concentrations, creditworthiness, and current economic trends when evaluating the adequacy of the allowance for doubtful accounts. As of October 31, 2008, 2009, and January 31, 2010, the allowance for doubtful accounts was $10,000, $14,300, and $14,300, respectively.
Three customers made up 76% of the Company’s accounts receivable as of October 31, 2008 and 88% of the Company’s total revenue for the year ended October 31, 2008. Two customers made up 60% of the Company’s accounts receivable as of October 31, 2009 and three customers made up 84% of the Company’s total revenue for the year ended October 31, 2009.
Two customers made up 97% of the Company’s total revenue for the quarter ended January 31, 2009. Two customers made up 80% of the Company’s accounts receivable as of January 31, 2010 and 95% of the Company’s total revenue for the quarter ended January 31, 2010. The loss of one or more of these customers would have a significant impact on the Company’s operations.
Cash and Cash Equivalents
The Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents. The Company had no cash equivalents as of October 31, 2008 and 2009 and January 31, 2010.
Property and Equipment
Property and equipment are stated at cost, less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which is three to five years. Maintenance and repairs are expensed as incurred. Significant renewals and betterments are capitalized. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in the Company’s results of operations.
Long-Lived Assets
Long-lived assets, which consist primarily of property and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable. An impairment loss is recognized when estimated undiscounted future cash flows expected to result from the use of the asset and its eventual disposition are less than its carrying value. If an asset is determined to be impaired, the impairment is measured by the amount that the carrying value of the asset exceeds its fair value. The Company uses quoted market prices in active markets to determine fair value whenever possible. When quoted market prices are not available, management estimates fair value based on the best alternative information available, which may include prices charged for similar assets or other valuation techniques such as using cash flow information and present value accounting measurements. As of October 31, 2008 and 2009 and January 31, 2010, there were no impairment charges identified on the Company’s long-lived assets.

Revenue Recognition
The Company derives its revenue from professional fees charged to customers for the production of trailers and television spots for the motion picture and video gaming industries. The Company enters into fixed-price arrangements with its customers. To date, there have been no time and materials contracts. The Company recognizes revenue in accordance with ASC 605-35, Revenue Recognition, Construction-Type and Production-Type Contracts (formerly Statement of Position No. 81-1). Accordingly, the Company records its revenue using the percentage-of-completion method of accounting. Under the percentage-of-completion method, revenues are recorded based on actual costs incurred to the total costs expected to be incurred at the completion of the contract.
If, in the future, the Company enters into time and materials contracts, the Company will recognize revenue as the services are performed based on the contractual billing rates.
The Company defers revenue when a billing pursuant to the contract has been issued to, or cash has been received from, the customer, and the arrangement does not qualify for revenue recognition under the Company’s policy. These amounts are reflected as deferred revenue on the accompanying balance sheets. The Company records accounts receivable upon billing under the contract or upon a contractual right based on work performed.
Revenue is recognized net of estimated sales returns and allowances. If actual sales returns and allowances are greater than estimated by management, additional expense may be incurred. In determining the estimate for sales allowances, the Company relies upon historical experience and other factors, which may produce results that vary from estimates. To date, the estimated sales returns and allowances have varied within ranges consistent with management’s expectations and have not been significant.
Cost of Revenue
Cost of revenue primarily consists of expenses relating to service providers used in the production process including: personnel, licensing fees, and other costs allocable to the Company’s projects.
Selling and Marketing
Selling and marketing consists of those costs which are related to personnel and other promotional activities. All advertising costs are expensed as incurred. The Company had no advertising costs for the years ended October 31, 2008 and 2009, or for the quarters ended January 31, 2009 and 2010.
General and Administrative
The Company’s general and administrative expenses relate primarily to the compensation and associated costs for general and administrative personnel, professional fees, and other general overhead and facility costs.
Stock-Based Compensation
To date, the Company has not issued any stock-based awards.

Income Taxes
Deferred income tax assets and liabilities are computed for temporary and permanent differences between the financial statements and income tax bases of assets and liabilities. Such deferred income tax asset and liability computations are based on enacted tax laws and rates applicable to years in which the differences are expected to reverse. Income tax expense is the tax payable or refundable for the year plus or minus the change during the year in deferred income tax assets and liabilities. A valuation allowance is established, when necessary, to reduce deferred income tax assets to the amount that is more likely than not to be realized.
In July 2006, the Financial Accounting Standards Board (“FASB”) issued Interpretation No.48, Accounting for Uncertainty in Income Taxes, which has been codified into ASC 740. This pronouncement clarifies the accounting for uncertainty in income taxes recognized in the financial statements. This pronouncement also provides a recognition threshold and measurement process for recording in the financial statements uncertain tax positions taken or expected to be taken in the Company’s tax return. This standard further provides guidance on derecognition, classification, interest and penalties, accounting in interim periods and disclosure requirements for uncertain tax positions. The Company retroactively adopted the provision of this accounting standard on November 1, 2007 as financial statements had not been previously issued for the Company. The adoption did have a significant impact on the Company’s results of operations, cash flows, and/or financial position.
Recent Accounting Pronouncements
In June 2009, the FASB issued SFAS No. 168, The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles, which has been codified into Accounting Standards Codification 105. This guidance establishes the FASB Accounting Standards Codification (the “Codification”) as the single source of authoritative, nongovernmental generally accepted accounting principles in the United States of America (“U.S. GAAP”). The Codification did not change U.S. GAAP. All existing accounting standards were superseded and all other accounting literature not included in the Codification is considered non-authoritative. This guidance is effective for interim and annual periods ending after September 15, 2009. Accordingly the Company has adopted this guidance during the year ended October 31, 2009. The adoption did not have a significant impact on the Company’s results of operations, cash flows, or financial position.
In May 2009, the FASB issued SFAS No. 165, Subsequent Events, which has been codified into Accounting Standards Codification 855. The guidance includes new terminology for considering subsequent events and has required disclosure on the date through which an entity has evaluated subsequent events. The standard is effective for interim or annual periods ending after June 15, 2009. The adoption did not have a significant impact on the Company’s results of operations, cash flows, or financial position.
In January 2010, the FASB amended authoritative guidance for improving disclosures about fair-value measurements. The updated guidance requires new disclosures about recurring or nonrecurring fair-value measurements including significant transfers into and out of Level 1 and Level 2 fair-value measurements and information on purchases, sales, issuances, and settlements on a gross basis in the reconciliation of Level 3 fair-value measurements. The guidance also clarified existing fair-value measurement disclosure guidance about the level of disaggregation, inputs, and valuation techniques. The guidance became effective for interim and annual reporting periods beginning on or after December 15, 2009, with an exception for the disclosures of purchases, sales, issuances and settlements on the roll-forward of activity in Level 3 fair-value measurements. Those disclosures will be effective for fiscal years beginning after December 15, 2010 and for interim periods within those fiscal years. The Company does not expect that the adoption of this guidance will have a material impact on the financial statements.

Note 3 — Property and Equipment
Property and equipment consists of the following:

	October 31,		January 31,
	2008	2009	2010
			(Unaudited)
Computer equipment	$40,375	$40,808	$40,808
Office equipment	21,421	21,761	21,761
Furniture and fixtures	12,213	12,213	12,213

Gross property and equipment	74,009	74,782	74,782
Less — Accumulated depreciation	(26,115)	(45,711)	(50,633)

Total property and equipment, net	$47,894	$29,071	$24,149

During the years ended October 31, 2008 and 2009, the Company recorded depreciation expense of $19,416 and $19,596, respectively. During the quarters ended January 31, 2009 and 2010, the Company recorded depreciation expense of $5,003 and $4,922, respectively.
Note 4 — Commitments and Contingencies
Operating Leases
The Company leases its office space under a month-to-month operating lease agreement which can be terminated at any time.
Rent expense for the years ended October 31, 2008 and 2009 was $20,054 and $19,235, respectively. Rent expense for the quarters ended January 31, 2009 and 2010 was $4,148 and $4,259, respectively.
Legal Proceedings
From time to time, the Company may become subject to legal proceedings, claims and litigation arising in the ordinary course of business. The Company is not currently a party to any material legal proceedings, nor is the Company aware of any pending or threatened litigation that would have a material adverse effect on the Company’s business, operating results, cash flows or financial position should such litigation be resolved unfavorably.
Indemnifications
In the ordinary course of business, the Company may provide indemnifications of varying scope and terms to customers, vendors, lessors, investors, directors, officers, employees and other parties with respect to certain matters, including, but not limited to, losses arising out of the Company’s breach of such agreements, services to be provided by the Company, or from intellectual property infringement claims made by third-parties. These indemnifications may survive termination of the underlying agreement and the maximum potential amount of future payments the Company could be required to make under these indemnification provisions may not be subject to maximum loss clauses. The maximum potential amount of future payments the Company could be required to make under these indemnification provisions is indeterminable. The Company has never paid a material claim, nor has the Company been sued in connection with these indemnification arrangements. As of October 31, 2008 and 2009 and January 31, 2010, management has not accrued a liability for these guarantees, because the likelihood of incurring a payment obligation, if any, in connection with these guarantees is not probable or reasonably estimable.

Note 5 — Stockholders’ Equity (Deficit)
Since inception, the Company issued 1,000,000 no-par shares of its common stock to its founders for $12,500 in cash and contributed assets. There have been no other issuances of capital stock.
As of October 31, 2009, the Company is authorized to issue 1,000,000 shares of its common stock. There are no other authorized classed of capital stock.
See Note 7 for discussion of the acquisition of the Company’s common stock by Sycamore Films resulting in a change in control.
Note 6 — Income Taxes
As of October 31, 2008 and 2009, the Company’s deferred tax liabilities consists of tax effected excess depreciation taken on property and equipment for income tax purposes of $7,790 and $5,086, respectively. As of October 31, 2008 and 2009, the Company did not have any deferred tax assets and thus a valuation allowance was not needed. During the years ended October 31, 2008 and 2009, the differences between the statutory tax rate and provision for income taxes was due to non-deductible expenditures and the change in the deferred tax liability.
As discussed in Note 2, the Company adopted FIN 48 on November 1, 2007. The current provision for income taxes for the years ended October 31, 2008 and 2009, relates to estimated income taxes, penalties and interest, related to certain tax positions that are not supportable through existing tax law. The Company’s uncertain tax positions relate to the potential tax liability of the Company resulting from payments made to affiliated companies that were reported as consulting fees rather than employee compensation. A reconciliation of the amount of uncertain tax positions (“UTP”) from November 1, 2007 to October 31, 2009 is as follows:

Gross UTP balance as of November 1, 2007	$128,241
Additions for tax positions of prior years	70,947

Gross UTP balance as of October 31, 2008	199,188
Additions for tax positions of prior years	17,922

Gross UTP balance as of October 31, 2009	$217,110

As of October 31, 2008 and 2009, the Company has accrued approximately $40,322 and $53,900 for interest and penalties related to uncertain tax positions, respectively. Penalties and interest are recorded as income tax expense.
The Company files income tax returns in the U.S. federal and state jurisdictions. The U.S. federal fiscal returns for the years ended 2007 through 2009 are still subject to tax examination by the United States Internal Revenue Service. The Company is subject to examination by the California Franchise Tax Board for the fiscal years ended 2007 through 2009 and currently does not have any ongoing tax examinations.
Within the next twelve months, the Company does not anticipate any potential decrease in the unrecognized tax benefit relating to the timing of certain amortization deductions due to a statute of limitation expiration. This will not have an impact on the effective tax rate other than the potential reduction in accrued interest as any change will be offset by a similar adjustment to our deferred tax balances. The Company does not anticipate any other significant changes within the next twelve months.

Reconciliation of Provision for Income Taxes
The following is a reconciliation of provisions for income taxes:

	October 31,	October 31,
	2008	2009

Tax contingency reserve	$70,949	$17,922
Provision (benefit) for income taxes	(2,860)	(2,705)
Tax payments	1,792	—

Provision for income taxes	$69,881	$15,217

Note 7 — Subsequent Events
On March 17, 2010, ImaRx Therapeutics, Inc. (“ImaRx”) entered into an Agreement for the Purchase and Sale of Stock with Sycamore Films, Inc. and its shareholders (the “Stock Purchase Agreement”) and an Agreement and Plan of Merger with Sycamore Films, Sweet Spot, and Sweet Spot’s shareholders and principals (the “Merger Agreement”). The transaction closed on May 14, 2010. Pursuant to the Merger Agreement, Sweet Spot merged with and into Sycamore Films and the shareholders of Sweet Spot became shareholders of Sycamore Films. Sycamore Films will continue the operation of the Sweet Spot business. Immediately following the closing of the Merger Agreement, the purchase and sale of stock between ImaRx and Sycamore Films and it shareholders as set forth in the Stock Purchase Agreement was closed. Under the terms of the Stock Purchase Agreement, ImaRx issued approximately 79,376,735 shares of its common stock to the Sycamore shareholders including the former shareholders of Sweet Spot. As a result, Sycamore Films became a wholly-owned subsidiary of ImaRx and the former shareholders of Sycamore hold, in the aggregate, approximately eighty-six percent (86%) of ImaRx’s outstanding shares of commons stock on a fully diluted basis. Former Sweet Spot shareholders ownership interest, on a fully-diluted basis, in ImaRx is approximately five percent (5%). In connection with the closing of the Stock Purchase Agreement, all of the members of the current Board of Directors of ImaRx resigned and a new slate of Directors and officers were appointed for both ImaRx and Sycamore. The primary business of ImaRx will be a full-service distribution and marketing company specializing in acquisition, distribution, and the development of marketing campaigns for feature films.
Beginning on November 14, 2010, and continuing for a two year period immediately thereafter, the “Put Period”, the former shareholders of Sweet Spot, have the right to require that, during any 90-day period following the first day of the Put Period, the Company purchase from each of them up to 25% of their shares of the total 2,307,463 shares of ImaRx common stock received by each of them under the Stock Purchase Agreement. They may exercise this put right, in whole or in part, at any time or from time to time during the two year period. If during any 90-day period either or both of the former shareholders elect not to exercise the put right with respect to any of 25% of the shares which they are entitled to put, such shares may be put during the following 90-day period in addition to 25% of the shares that they are entitled to put during such 90-day period. The price at which ImaRx shall be required to purchase the shares put to the Company shall be equal to $0.16 per share, subject to adjustment in the event of a stock split. The Company has the right to suspend the ability of either the former shareholders to exercise their put rights during any period in which the Company is engaged in a capital raising transaction. In that event the term of the Put Period will be extended for an additional period equal to the period of the suspension.
In addition to the issuance of shares of ImaRx common stock under the terms of the Stock Purchase Agreement to Shareholders of Sweet Spot, ImaRx also executed and delivered to each of the two shareholders a promissory note in the principal amount of $200,000. Each $200,000 promissory note is secured by a first priority perfected pledge of 50% of the shares of stock of Sycamore Films owned by ImaRx. As a result, all of the shares of Sycamore Films held by ImaRx are pledged to secure the obligations represented by both $200,000 promissory notes. Pursuant to the terms of the pledge and security agreement ImaRx may not, among other things, without the prior written consent of the former Sweet Spot shareholders, sell, gift, pledge, exchange or otherwise dispose of any of the Sycamore Films shares, cause or permit Sycamore Films to make any change in its capital structure or issue or create any stock or other equity interest, or take or fail to take any action which would in any manner impair the value of the Sycamore Films shares. In the event ImaRx defaults on the payment of either or both of the $200,000 promissory notes, and such default is not cured within the applicable cure period, the former shareholders of Sweet Spot may exercise in respect of the Sycamore Films shares pledged as security for the notes, in addition to other rights and remedies they may have, all of the rights and remedies of a secured party on default under the Uniform Commercial Code and also may sell the Sycamore Films shares or any part thereof at public or private sale. In the event that the proceeds of any such sale is insufficient to pay all outstanding indebtedness remaining on the notes, ImaRx may be liable for the deficiency, together with interest. The pledge agreement will terminate upon the earliest of ImaRx’s receipt of notice expressly stating that neither of the former shareholders of Sweet Spot any longer claims any security interest in the Sycamore Films shares, or the transfer of the proceeds of the sale of the Sycamore Films shares subsequent to the liquidation sale of such shares and payment of any outstanding deficiency, or the payment in full of each of the promissory notes. In the event of such an event, ImaRx could lose all or a portion of its ownership interest in Sycamore Films.
The promissory notes incur interest at 7%, are due six months from the closing date of the acquisition, and are convertible into shares of the Company’s common stock upon issuance. The holders of the notes at any time and from time to time prior to the payment of all obligations under these promissory notes, including the principal, the interest and the default interest, if any, in its sole discretion, shall have the right to convert all or any portion of the promissory notes into fully paid and nonassessable shares of common stock of ImaRx every thirty (30) days following the closing date with respect to all or any portion of the obligations under these promissory notes, but not less than $20,000 at a time. The conversion rate is based on the average of three (3) trading prices for the prior three (3) trading days immediately preceding the conversion date. The trading price shall mean the intraday trading price on the OTCBB.
In addition, on May 14, 2010, ImaRx entered into employment contracts with the two former shareholders of Sweet Spot. Each of the agreements provides for an annual salary of $200,000 from inception of the agreement on May 14, 2010 through the term of the agreement ending May 14, 2013, unless the agreement is earlier terminated according to the terms of the agreement. The agreement also provides for annual compensation reviews, provisions for bonuses and other standard provisions.
ImaRx is currently evaluating the accounting impact of these transactions but expects to account for the acquisition of Sweet Spot as a forward acquisition, the put option on the common stock issued as a liability and the embedded conversion feature on the convertible promissory notes as a derivative liability.